NORTHLAND CRANBERRIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED AUGUST 31, 2004
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical	Adjustment	As Adjusted
Net revenues	$74,045	$(47,544)	$26,501
Cost of sales	(50,969)	35,871	(15,098)

Gross profit	23,076	(11,673)	11,403
Selling, general and administrative expenses	(18,996)	9,482	(9,514)
Write down of long-lived assets and assets held for sale	(558)	0	(558)

Gain on disposal of business and property and equipment	2,851	0	2,851
Other Income	3,000	0	3,000

Income (loss) from operations	9,373	(2,191)	7,182
Interest expense	(2,886)	560	(2,326)
Gain on future interest payable	5,339	0	5,339
Interest Income	47	0	47

Income (loss) before income taxes	11,873	(1,631)	10,242
Income tax benefit	6,156	0	6,156

Net income (loss)	$18,029	$(1,631)	$16,398

Net income per common share:
Basic:	$0.19	$(0.02)	$0.17
Diluted:	$0.18	$(0.02)	$0.16
Shares used in computing net income per share:
Basic	93,403,758	93,403,758	93,403,758
Diluted	100,939,523	100,939,523	100,939,523

See notes to unaudited pro forma consolidated financial statements.

NORTHLAND CRANBERRIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
THREE MONTHS ENDED NOVEMBER 30, 2004
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical	Adjustment	As Adjusted
Revenues	$23,100	$(10,703)	$12,397
Cost of sales	(16,808)	8,727	(8,081)

Gross profit	6,292	(1,976)	4,316
Selling, general and administrative expenses	(5,678)	2,769	(2,909)
Gain on disposal of business and property and equipment	7,699	0	7,699

Income from operations	8,313	793	9,106
Interest expense	(862)	64	(798)
Interest income	79	0	79

Income before income taxes	7,530	857	8,387
Income tax expense	(3,024)	0	(3,024)

Net income	$4,506	$857	$5,363

Net income per common share:
Basic:	$0.05	$0.01	$0.06
Diluted:	$0.04	$0.01	$0.05
Shares used in computing net income per share:
Basic	94,091,633	94,091,633	94,091,633
Diluted	101,099,100	101,099,100	101,099,100

See notes to unaudited pro forma consolidated financial statements.

NORTHLAND CRANBERRIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF NOVEMBER 30, 2004
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical	Adjustment	As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$34,011	154	$34,165
Accounts receivable - net	8,168	(4,292)	3,876
Escrow receivable	2,532	500	3,032
Inventories	28,160	(4,788)	23,372
Prepaid expenses and other current assets	835	(180)	655
Deferred income taxes	3,175	0	3,175

Total current assets	76,881	(8,606)	68,275
Property and equipment - net	47,019		47,019
Other assets
Other assets	901	0	901
Debt issuance cost - net	2,207	(1,500)	707

Total assets	$127,008	$(10,106)	$116,902

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	14,142	(4,653)	9,489
Accrued liabilities	10,745	(1,328)	9,417
Accrued dividends	31,889	~	31,889
Revolving line of credit facility	5,000	(5,000)	0
Current maturities of long-term debt:
Outstanding principal payments	8,910	(3,000)	5.910
Future interest payments from debt restructuring	172	0	172

Current maturities of long-term debt	9,082	(3,000)	6,082

Total current liabilities	70,858	(13,981)	56,877

Long-term debt:
Outstanding principal payments	18,459	~	18,459
Future interest payments from debt restructuring	1,165	0	1,165

Long-term debt	19,624	0	19,624

Total liabilities	90,482	(13,981)	76,501

Shareholders' equity:
Common stock - Class A, $0.01 par value, 94,091,633 shares issued and
outstanding	941	0	941
Redeemable preferred stock - Series B, $0.01 par value 100 shares
issued and outstanding	0	0	0
Additional paid-in capital	154,902	0	154,902
Accumulated Deficit	(119,317)	3,875	(115,442)

Total shareholders' equity	$36,526	$3,875	$40,401

Total liabilities and shareholders equity	$127,008	$(10,106)	$116,902

See notes to unaudited pro forma condensed consolidated financial statements.

NORTHLAND CRANBERRIES, INC.
NOTES TO
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The pro forma financial data do not purport to project our results of operations for the current year or for any future period. The pro forma financial data are based upon, and should be read in connection with, the latest audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on form 10-K for the fiscal year ended August 31, 2004.

The pro forma consolidated statements of income do not reflect (i) the gain on the sale of the branded juice business of approximately $5.4 million or (ii) the write off of debt issuance costs of approximately $ 1.5 million as a result of amendments to the Company's Amended and Restated Loan and Security Agreement made in connection with the sale of the branded juice business.

1.	The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the sale by the Company of the finished good and raw materials inventories, trade accounts receivable and all liabilities comprising its branded juice business. The pro forma adjustments as of November 30, 2004 reflect the following:

(a)	The receipt of cash from the sale of branded juice business.

(b)	The reduction of debt from the proceeds of the sale.

(c)	The assets and liabilities sold.

2.	The unaudited pro forma condensed consolidated statements of incomes for the year ended August 31, 2004 and the three months ended November 30, 2004 are based on the financial statements of the Company after giving effect to the following pro forma adjustments:

(a)	The reduction in revenue and cost of goods sold as a result of the sale of the branded juice business.

(b)	The reduction in selling expenses and administrative expenses as a result of the sale.

(c)	The decrease in interest expense is a result of the reduction in debt due to the application of proceeds from the sale of the branded juice business.

(d)	There is no provision for income tax expense resulting from the pro forma adjustments as any tax expense associated with the adjustments would be offset by the reversal of previously recognized valuation allowances on net operating loss carry forwards.